Exhibit 99.1

Nexvet Appoints Dr. Jürgen Horn as Chief Product Development Officer

DUBLIN, Ireland and MELBOURNE, Australia, May 11, 2015 — Nexvet Biopharma (Nasdaq: NVET), a veterinary biologic therapy developer, today announced it has appointed former Elanco and Novartis Animal Health executive Dr. Jürgen Horn as its new Chief Product Development Officer. Dr. Horn will commence his role at Nexvet in August 2015.

Dr. Horn most recently served as Senior Director of Global Innovation Strategy at Elanco, one of the world’s largest animal health companies, where he led the new product planning team and managed the company’s R&D portfolio. Prior to this, for approximately six years Dr. Horn was Head of Global Pharmaceuticals Development at Novartis Animal Health, where he was responsible for a portfolio of nearly 50 product development projects from proof-of-concept to market launch.

“Dr. Horn has an exemplary track record in global animal health innovation, complemented by his proven ability to manage a large and diverse product portfolio including biopharmaceuticals. His experience will be a valuable addition to Nexvet’s increasing development activity, which includes clinical, regulatory and manufacturing work supporting our most advanced product candidates, NV-01 and NV-02, as well as new product candidates nearing proof-of-concept,” said Dr. Mark Heffernan, Chief Executive Officer of Nexvet.

Dr. Horn previously served in a series of marketing, development and project management roles at Novartis Animal Health, following his training as a veterinary surgeon and time in small animal and equine practices. Dr. Horn holds a doctorate (Dr.med.vet.) from the Ludwig-Maximilians-University of Munich in Germany, a PhD from the Royal Veterinary College at the University of London, and an MBA from the London Business School (UK) and Columbia Business School (U.S.). His primary veterinary training was conducted at the Ludwig-Maximilians-University of Munich and the University of Sydney in Australia.

“I am delighted to accept this opportunity to work alongside Nexvet’s experienced team of drug development professionals and innovators. Nexvet’s PETization™ technology and product candidates make it a pioneer in the exciting area of therapeutic biologics, which have the potential to have a major impact on animal health,” said Dr. Horn.

About Nexvet (www.nexvet.com)

Nexvet is a clinical-stage biopharmaceutical company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization™ platform is designed to rapidly create monoclonal antibodies (“mAbs”) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates also build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Further information:

Investors

Candice Knoll

Blueprint Life Science Group

+1 415-375-3340 Ext. 105

cknoll@bplifescience.com

Media

Lynn Granito

Berry & Company Public Relations

+1 212-253-8881

lgranito@berrypr.com